United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934

February 17, 2010
(Date of Report)

ULTRALIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-20852	16-1387013
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York	14513
(Address of principal executive offices)	(Zip Code)

(315) 332-7100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01           Entry into a Material Definitive Agreement

On February 17, 2010, Ultralife Corporation (the “Company”), together with the Company’s U.S. subsidiaries (collectively, the “Borrowers”), entered into a senior secured asset based revolving credit facility of up to $35.0 million with RBS Business Capital, a division of RBS Asset Finance, Inc. (“RBS”) (the “Credit Facility”).  The proceeds from the Credit Facility can be used for general working capital purposes, general corporate purposes, letter of credit foreign exchange support and to repay existing indebtedness under the Previous Credit Facility.  The Credit Facility has a maturity date of February 17, 2013 (the “Maturity Date”).  The Credit Facility is secured by substantially all of the Company’s assets.  The Company paid RBS a facility fee of $262,500.

On February 18, 2010, the Company drew down $9.87 million from the Credit Facility to repay all outstanding amounts due under the Amended and Restated Credit Agreement (the “Previous Credit Facility”) with JPMorgan Chase Bank, N.A. and Manufacturers Traders Trust Company, with JPMorgan Chase Bank, N.A. acting as the administrative agent.  The Company’s available borrowing under the Credit Facility fluctuates from time to time based upon amounts of eligible accounts receivable and eligible inventory.

Available borrowings under the Credit Facility equals (1) the lesser of $35.0 million or (2) 85% of eligible accounts receivable plus the lesser of (a) up to 70% of the book value of the Company’s eligible inventory or (b) 85% of the appraised net orderly liquidation value of the Company’s eligible inventory.  The borrowing base under the Credit Facility is further reduced by (1) the face amount of any letters of credit outstanding, (2) any liabilities of the Company under hedging contracts with RBS and (3) the value of any reserves as deemed appropriate by RBS.  The Company is required to have at least $3.0 million available under the Credit Facility at all times.  Subject to obtaining certain third party consents (which were not required to close the Credit Facility), the Company’s cash and available borrowing after repayment of the Previous Credit Facility would be approximately $13.4 million.

Interest will accrue on outstanding indebtedness under the Credit Facility at one of two LIBOR rates plus 4.50%.  Upon delivery of our audited financial statements for the fiscal year ended December 31, 2010 to RBS, and assuming no events of default exist at such time, the rate of interest under the Credit Facility can fluctuate based on the available borrowings remaining under the Credit Facility as set forth in the following table:

Excess Availability	LIBOR Rate Plus

Greater than $10,000,000	4.00%

Greater than $7,500,000 but less than or equal to $10,000,000	4.25%

Greater than $5,000,000 but less than or equal to $7,500,000	4.50%

Greater than $3,000,000 but less than or equal to $5,000,000	4.75%

In addition to paying interest on the outstanding principal under the Credit Facility, the Company is required to pay an unused line fee of 0.50% on the unused portion of the $35.0 million Credit Facility.  The Company must also pay customary letter of credit fees equal to the LIBOR rate and the applicable margin and any other customary fees or expenses of the issuing bank.

Interest that accrues under the Credit Facility is to be paid monthly with all outstanding principal, interest and applicable fees due on the Maturity Date.

The Company is required to maintain a fixed coverage ratio of 1.20 to 1.00 or greater at all times after March 28, 2010.  All borrowings under the Credit Facility are subject to the satisfaction of customary conditions, including the absence of an event of default and accuracy of the Borrowers’ representations and warranties.  The Credit Facility also includes customary representations and warranties, affirmative covenants and events of default.  If an event default occurs, RBS would be entitled to take various actions, including accelerating the amount due under the Credit Facility, and all actions permitted to be taken by a secured creditor.

The Company anticipates that it will file a copy of the Credit Facility with its Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Item 1.02           Termination of a Material Definitive Agreement

The information provided under Item 1.01 of this Current Report on Form 8-K regarding the repayment of the Previous Credit Facility, is incorporated by reference into this Item 1.02.

Item 2.03           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided under Item 1.01 of this Current Report on Form 8-K regarding the Credit Facility, is incorporated by reference into this Item 2.03.

Item 9.01           Financial Statements and Exhibits

(d)  Exhibits.

Exhibit No.	Description
99.1	Press Release, dated February 18, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	February 19, 2010	ULTRALIFE CORPORATION

/s/ Peter F. Comerford
Peter F. Comerford
Vice President of Administration &
General Counsel